Exhibit 10.3

ASSET MANAGEMENT AGREEMENT

This Asset Management Agreement (“Agreement”) dated as of January 5, 2007, by and between FSP 303 East Wacker Drive LLC, a Delaware limited liability company (“Owner”), and FSP Property Management LLC, a Massachusetts limited liability company (“Asset Manager”).

The parties hereto agree as follows:

1.           Engagement of Asset Manager

Owner hereby engages Asset Manager to manage the Assets (hereinafter defined) as directed by Owner and in accordance with this Agreement, and to provide the services set forth herein.  Asset Manager hereby accepts such engagement and agrees to perform its obligations hereunder, all as more fully set forth herein.  As used herein, the term “Assets” shall mean the real property and improvements located at 303 East Wacker Drive, Chicago, Illinois, and the personal and intangible property owned by Owner in connection therewith, including without limitation, all leases and contracts entered into or assumed by Owner in connection therewith, and all cash received and accounts receivable of Owner in connection therewith.

2.           Powers and Duties of Asset Manager

2.1           Asset Manager shall have the exclusive authority, subject in each case to the terms and limitations of the Contract, to exercise the following powers on behalf of Owner:

(a)           to manage the real and personal property of the Assets, including the supervision of property managers;

(b)           to create reserve funds for working capital, contingent liabilities, taxes, debt service, repairs, replacements, renewals, capital expenditures, capital improvements, other Asset expenses, or other purposes consistent with the operation and maintenance of the Assets, and reduce or increase the amount thereof; and

(c)           to assure that Owner’s interest in the Assets is duly insured against loss or damage by fire with extended coverage and against such other insurable hazards and risks, including general public liability, as is customary and appropriate in the circumstances.

2.2           In exercising the powers set forth in Section 2.1, Asset Manager may conduct business with consultants, accountants, mortgage originators, correspondents, lenders, borrowers, servicers, technical advisers, engineers, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, appraisers, depositories, custodians, agents for collection, insurers, insurance agents, banks, lessees of the Assets, builders, developers, property managers, leasing agents, and persons acting in any other capacity deemed by Asset Manager to be necessary or desirable in furtherance of Owner’s business with respect to the Assets.

2.3           Asset Manager shall maintain proper records and books of account reflecting all transactions and other matters relative to the management of the Assets, and shall make such books and records available for inspection and copying by Owner during normal business hours.  Asset Manager shall not destroy or otherwise dispose of such books and records for a period of six (6) years from the date of the transaction to which they relate.

2.4           Asset Manager shall implement the objectives of Owner as communicated in writing by Owner to Asset Manager from time to time.  Asset Manager shall at Owner’s request develop a business plan for the Assets, which shall include review of the leases, the local real estate market, the quality of and the potential for increasing revenue, estimated future expenses, and a plan for positioning the Assets for marketing and sale.

2.5           To perform its duties under this Agreement, Asset Manager at all times shall utilize a staff of adequately trained personnel, the cost of which is to be borne by Asset Manager.  It is understood and agreed that the officers, directors and employees of Asset Manager may serve as officers, directors and employees of affiliates of Asset Manager.

2.6           Asset Manager shall perform, or engage such persons or entities (including any persons or entities who are affiliates of Asset Manager) as it deems appropriate to perform custodial functions for recording income and expenses of the Assets, payment of expenses, fees, and taxes, and safekeeping of cash and short-term securities of the Assets and maintaining records and documents evidencing title, title insurance, contracts evidencing terms of sale, leases and operative documents.

(a)           Asset Manager shall provide such other advice and services and perform or supervise such functions as may be pertinent to and consistent with the objectives of Owner, as reasonably requested by Owner from time to time.

3.           Reports

3.1           Within a reasonable time after the end of each fiscal year (which shall be the calendar year) Asset Manager shall deliver to Owner a report containing (i) a balance sheet for the Assets as of the end of such fiscal year, and statements of profit and loss and changes in financial position of the Assets for such fiscal year, (ii) a statement of net cash flow for such fiscal year, (iii) a statement of all fees paid to Asset Manager by Owner for such fiscal year, and (iv) a summary of the activities performed by Asset Manager on behalf of the Account during such fiscal year.  If requested by Owner, all or any of the reports required by 3.1 (i), (ii), (iii), and (iv) shall be audited by an independent certified public accounting firm selected by Owner.

3.2           Within a reasonable time after the end of each fiscal quarter, Asset Manager shall deliver to Owner a report containing (i) a balance sheet for the Assets as of the end of such quarter, (ii) statements of profits and losses and net cash flow of for the Assets for such quarter, (iii) a statement of all fees paid to Asset Manager by Owner for such quarter, and (iv) a summary of the activities performed by Asset Manager on behalf of the Account during such quarter.

4.           Conflicts.

Owner agrees that except as expressly provided herein Asset Manager and affiliates of Asset Manager may engage in other activities and other businesses, including but not limited to the rendering of advice and services and the making and management of investments on their own behalf and on behalf of others, and the pursuit of such activities and businesses shall not be deemed wrongful or improper.

5.          Extent of Asset Manager’s Liability.

5.1           Neither Asset Manager nor any director, officer or employee of Asset Manager shall be liable to Owner for any loss, liability, damage or injury arising out of or in connection with the performance by Asset Manager of its obligations under this Agreement (including any action taken or omitted in accordance with the powers and limitations set forth in Section 2 hereof); except that Asset Manager shall be liable to Owner for any losses resulting from gross negligence, willful malfeasance or a fraudulent action or omission on the part of Asset Manager or any director, officer or employee of Asset Manager.

5.2           Asset Manager shall not be liable for any action or inaction of any consultant, engineer, investment advisory service, attorney, property manager, appraiser, accountant, bookkeeper or other agent, except that Asset Manager shall be liable if Asset Manager acted in bad faith, was grossly negligent or acted with willful misconduct, in the selection or retention of such person.

5.3           Owner shall indemnify and hold harmless Asset Manager from and against any loss suffered or sustained by it by reason of any act, omission, or alleged connection with any of the Assets, including, without limitation, any judgment, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding; except that Asset Manager shall not be indemnified for any loss or expense (a) arising from its gross negligence, willful malfeasance or a fraudulent action or omission on the part of Asset Manager, or (b) arising from a willful breach or failure by Asset Manager to perform a responsibility or obligation under this Agreement.

6.           Fees

6.1           Owner shall pay Asset Manager a fee (the “Asset Management Fee”) equal to one percent (1.0%) of the Gross Revenue of the Assets.  “Gross Revenue” means all (a) rent, additional rent and other charges and revenues collected under the leases or otherwise in connection with the Assets, (b) amounts collected from all licensees, concessionaires, and similar users of any portion of the Assets (including all amounts collected from vending machines and coin-operated telephones), and (c) proceeds of rental value insurance or business interruption insurance to the extent paid to Owner in lieu of any amounts provided for in clauses (a)-(b) above.  Gross Revenue will not include any (i) charges to tenants for above-standard tenant work, (ii) tenant security deposits (except to the extent applied toward the payment of rent, additional rent or other charges due under any leases), (iii) interest on any funds received in connection with the operation of the Assets, (iv) insurance proceeds (except as provided for in clause (c) above) or condemnation awards, (v) amounts received on account of any abatement, reduction or refund of property taxes, (vi) discounts or dividends on insurance policies, (vii) sums collected through litigation (other than for nonpayment of rent, additional rent or other charges due under any leases), (viii) proceeds from the sale or refinancing of the Assets or any portion thereof or interest therein, or (ix) capital contributions to Owner by, or loans to Owner by, partners of Owner whether or not held by Asset Manager, or tenants prior to the date hereof (clauses (i)-(ix), collectively, "Excluded Proceeds").  The proceeds from any buy-out of all or a portion of the remaining term of a lease, or from any damage claims against a tenant for lost rent shall be amortized over the remaining term of such lease and included in the "Gross Revenue" of Owner in equal monthly installments until the earlier of (i) re-occupancy of the subject tenant space or (ii) expiration of the term of the subject lease.

6.2           Intentionally deleted.

6.3           Owner will pay the Asset Management Fee to Asset Manager on or before the fifth (5th) business day of each calendar month, for its services in managing the Assets for the immediately preceding calendar month.  If this Agreement commences on a date other than the first day of a calendar month or if the term expires or is terminated on a day other than the last day of a calendar month, then the Asset Management Fee will be prorated for such partial month on the basis of a thirty (30) day month.

7.          Costs and Expenses to be Borne by Asset Manager

Asset Manager shall pay, without reimbursement from Owner, the following costs and expenses incurred by it in rendering the services provided for herein:

(a)           expenses relating to Asset Manager’s status and qualification as a corporation;

(b)           employment expenses, including but not limited to salaries, wages, payroll taxes, cost of employee benefit plans and temporary help expenses, of (i) the clerical staff and bookkeeping and other personnel required to provide effective performance of Asset Manager’s duties under this Agreement; and (ii) the officers, directors and employees of Asset Manager;

(c)           travel expenses and incidental out-of-pocket expenses incurred by Asset Manager’s officers and employees in connection with the performance of Asset Manager’s duties under this Agreement;

(d)           costs of internal preparation and mailing of reports and tax forms to contractholders and to governmental authorities;

(e)           rent, utilities, other office expenses and overhead of Asset Manager; and

(f)           fees and other remuneration paid to any independent consultants hired by Asset Manager for the purpose of performing services required to be performed by Asset Manager in consideration of the Asset Management Fee.

8.          Expenses of Owner

Except as otherwise expressly provided in Section 7 hereof, Owner assumes and shall pay or cause to be paid all expenses of the Assets, including, by way of illustration and without limitation thereof:

(a)           audit, accounting and tax return preparation fees of independent certified public accountants for special and annual audits;

(b)           real and personal property taxes and assessments, securities issuance and transfer taxes and other taxes, fees and assessments payable with respect to the Assets to Federal, state and other governmental agencies;

(c)           interest, fees, charges and all other costs payable on borrowings, if any, related to the Assets;

(d)           fees and expenses paid to independent contractors, attorneys, engineers and special consultants, property managers, insurance brokers and other agents engaged by Asset Manager in connection with the acquisition or sale of property for, or in connection with the business, of the Assets;

(e)           all costs and expenses in connection with the acquisition, disposition, operation, improvement, maintenance, repair, leasing and ownership of the Assets, including any legal and closing costs in connection therewith;

(f)           insurance as is reasonably required, convenient or beneficial, in connection with the business of the Asset;

(g)           costs and expenses of independent appraisers;

(h)           legal expenses of Owner and other expenses for professional services for Owner;

(i)           expenses connected directly with the acquisition, valuation, ownership or disposition or investments in real property or other investment assets and payable to third parties, including, but not limited to the cost of foreclosure, legal fees, engineering inspections, insurance reviews, insurance premiums and other expenses of professional services, mortgage, appraisal and inspection fees, title and abstract expenses, maintenance, repair and improvement of property, and brokerage and sale commissions;

(j)           expenses relating to Asset Manager’s status and qualification as a corporation; and

(k)           any other expenses incurred in the business of Owner in connection with the Asset, whether like or unlike the foregoing, other than those expenses specifically set forth in Section 7.

9.           Termination

9.1           Term.  This Agreement shall continue in effect from month to month until disposition of the Asset by Owner, unless sooner terminated by Owner, pursuant to Section 9.2.  Such termination shall be without penalty or any other payment, or Section 9.3.

9.2            Termination by Either Party Without Cause.  Either party hereto may terminate this Agreement without cause at any time, upon at least thirty (30) days written notice, effective at the end of the notice period.

9.3           Termination for Cause by Owner.  At the opinion solely of Owner, this Agreement shall terminate immediately upon written notice thereof given by Owner to Asset Manager if any of the following events shall happen:

(a)           If Asset Manager shall violate any provision of this Agreement and, after notice of such violation, shall not cure such default within 30 days;

(b)           If (i) Asset Manager shall be adjudged a bankrupt or insolvent by a court of competent jurisdiction, or (ii) an order shall be made by a court of competent jurisdiction (A) for the appointment of a receiver, liquidator or trustee of Asset Manager or of all or substantially all of its property by reason of the foregoing, or (B) approving any petition filed against Asset Manager for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or

(c)           If Asset Manager shall (i) institute proceedings for voluntary bankruptcy, (ii) file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtors, (iii) consent to the appointment of a receiver of itself or of all or substantially all of its property, (iv) make a general assignment for the benefit of its creditors, or (v) admit in writing its inability to pay its debts generally as they become due.

Asset Manager agrees that if any of the events specified in Subsections 9.3(b) or 9.3(c) of this Section shall happen, it will give written notice thereof to Owner within seven days after the happening of such event.

In the event of a termination by Owner pursuant to Subsections 9.3(a), 9.3(b) or 9.3(c), Asset Manager shall be liable to Owner for damages at law and at equity, subject to terms and provisions of this Agreement, including, without limitation, Article 5 hereof.

9.4           Termination for Cause by Asset Manager.

In the event it is alleged or charged that any building on the premises or any equipment therein or any act or failure to act by the Owner with respect to the premises or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and the Asset Manager, in its sole and absolute discretion, considers that the action or position of the Owner with respect thereto may result in damage or liability to the Asset Manager, the Asset Manager shall have the right to cancel this Agreement at any time by written notice to the Owner of its election so to do, which cancellation shall be effective upon the service of such notice.  Such cancellation shall not release the indemnities of the Owner set forth in Section 5 above, and shall not terminate any liability or obligation of the Owner to the Asset Manager for any payment, reimbursement, or other sum of money then due the payable to the Asset Manager hereunder.

9.5           From and after the effective date of termination of this Agreement, Asset Manager shall not be entitled to remuneration for further services hereunder.  Asset Manager shall forthwith upon such termination:

(a)           Pay over to Owner all money collected and held for the account of the Assets pursuant to this Agreement, after deducting any reimbursement for its expenses to which it is then entitled hereunder;

(b)           Deliver to Owner a full accounting, including a statement showing all payments collected by it and all money held by it, covering the period following the date of the last accounting furnished to the Account; and

(c)           Deliver to Owner all property and documents related to the Assets then in the custody of Asset Manager.

10.           Assignment

Asset Manager may not assign this Agreement without the prior written consent of Owner, which consent may be given or withheld in the sole discretion of Owner.  This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment without the consent of Owner.  The parties acknowledge that this Agreement constitutes a personal services contract of the type contemplated by Section 365(c)(1) of the Federal Bankruptcy Act and, as such, may not be assumed or assigned by a trustee in bankruptcy.

11.           Governing Law

This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

12.           Insurance and Waiver of Subrogation

12.1           Each of Asset Manager and Owner agree that with respect to insurance which either of them may from time to time carry and which relates to liability for matters relating to the Assets or to this Agreement, each shall, if possible and economically practical, cause the other to be named as an additional insured under all such policies.  With respect to any policies in which either is not named as an additional insured, each hereby waives any and all claims and rights to recovery against the other or against the officers, employees, agents and representatives of the other on account of loss or damage occasioned to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured under any insurance policies which either may have in force at the time of such loss or damage.  If required by an insurer, each party shall, upon obtaining policies of insurance of the type enumerated above, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Agreement and each shall cause such insurance policy to provide that the insurance company waives all rights of recovery by way of subrogation against another party hereto in connection with any liability covered by such policy.

13.           No Oral Modifications; Waiver

This Agreement constitutes the entire Agreement between the parties hereto and may not be modified or amended unless such modification or amendment has been approved in writing by Asset Manager and by Owner.  No provisions or conditions of this Agreement may be waived other than by a writing signed by the party waiving such provision or condition.

14.           Notice

All notices, approvals, consents, elections or other communications under this Agreement must be in writing and may be (a) delivered personally, (b) delivered by a nationally recognized overnight courier, (c) mailed by registered or certified mail, postage prepaid, with return receipt requested, or (d) sent by telecopier (with written confirmation of the receipt of the telecopy) with the original to follow in the manner specified in clauses (a)-(c) above, and addressed to the party at its address set forth below:

if to Owner, to:

FSP 303 East Wacker Drive LLC
c/o Franklin Street Properties Corp.
401 Edgewater Place, Suite 200
Wakefield, Massachusetts 01880
Attention: Mr. George J. Carter
Fax No.: (781) 246-2807

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Joseph J. Christian, Esq.
Fax No.: (617) 526-5000

if to Asset Manager, to:

FSP Property Management LLC
c/o Franklin Street Properties Corp.
401 Edgewater Place, Suite 200
Wakefield, Massachusetts 01880
Attention: Ms. Janet P. Notopoulos
Fax No.: (781) 246-2807

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Joseph J. Christian, Esq.
Fax No.: (617) 526-5000

or at such other address, as from time to time, supplied by a party to the others by like notice.  Notices will be deemed to be received, if personally delivered, upon delivery, if sent by overnight courier, on the first (1st) business day after being sent, if sent by mail, on the date set forth on the return receipt, if sent by telecopier, on the date sent if confirmation of receipt shows delivery on or before 5:00 P.M., or on the next business day if confirmation of receipt shows delivery after 5:00 P.M.  Each party shall be entitled to rely on all communications which purport to be on behalf of the other party and purport to be signed by an authorized party.

15.           Severability

If any term, covenant, condition or provision of this Agreement shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement or the application thereof to any circumstances or to any party other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

16.           Article Headings

Article headings are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part thereof and shall not be considered in interpreting or construing this Agreement.

17.           Successors and Assigns

Subject to Article 9 of this Agreement, this Agreement shall be binding upon and inure to the benefit of Asset Manager and Owner and their respective successors and permitted assigns.

18.           Number and Gender

All provisions and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by Owner and Asset Manager as of the date first set forth above.

OWNER:

FSP 303 EAST WACKER DRIVE LLC

By:        /s/ George J. Carter
George J. Carter
President

ASSET MANAGER:

FSP PROPERTY MANAGEMENT LLC

By:       /s/ Janet P. Notopoulos
Janet P. Notopoulos
President

FIRST AMENDMENT TO
ASSET MANAGEMENT AGREEMENT

THIS FIRST AMENDMENT TO ASSET MANAGEMENT AGREEMENT (this “First Amendment”) is made and entered into on August 23, 2007 with an effective date of January 5, 2007 (the “Effective Date”), by and between FSP 303 EAST WACKER DRIVE LLC, a Delaware limited liability company (“Owner”) and FSP PROPERTY MANAGEMENT LLC, a Massachusetts limited liability company (“Asset Manager”).

R E C I T A L S

WHEREAS, Owner and Asset Manager entered into that certain Asset Management Agreement, dated as of January 5, 2007 (the “Original Agreement”), with respect to the engagement by Owner of Asset Manager to manage the real property and improvements located at 303 East Wacker Drive, Chicago, Illinois, and the personal and intangible property owned by Owner in connection therewith, including without limitation, all leases and contracts entered into or assumed by Owner in connection therewith, and all cash received and accounts receivable of Owner in connection therewith; and

WHEREAS, Owner and Asset Manager desire to amend the Original Agreement as set forth below to correct a typographical error.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Asset Manager have agreed, and do hereby agree, as follows:

1.           Definitions.  All terms used herein and not specifically defined shall have the same meaning herein as is ascribed to them in the Original Agreement.

2.           Amendment.  Section 6.1 of the Original Agreement is hereby amended by deleting the reference to “one percent (1.0%)” and replacing it with “one half of one percent (.005%)”.

3.           Reimbursement.  Asset Manager hereby agrees to promptly reimburse Owner for any excess Asset Management Fees paid by Owner to Asset Manager.

4.           Effective Date.  This First Amendment shall be effective retroactively to the Effective Date.

5.           Ratification.  Except as amended by this First Amendment, Owner and Asset Manager hereby ratify and confirm all of the terms and conditions of the Original Agreement.

END OF TEXT; SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this First Amendment has been executed and delivered by Owner and Asset Manager on August 23, 2007 with an effective date of January 5, 2007.

OWNER:                                                         FSP 303 EAST WACKER DRIVE LLC

By:       /s/ George J. Carter
George J. Carter
President

ASSET MANAGER:                                       FSP PROPERTY MANAGEMENT LLC

By:       /s/ Janet P. Notopoulos
Janet P. Notopoulos
President